Exhibit 99.1
Investors & Reporters May Contact:
Karen Reid
VP & Treasurer
(770) 418-8211
ir@asburyauto.com

Asbury Automotive Group, Inc. Announces Appointment of
Michael Welch as Chief Financial Officer

DULUTH, GA, July 6, 2021 - Asbury Automotive Group, Inc. (NYSE: ABG) (“Asbury” or the “Company”), one of the largest automotive retail and service companies in the U.S., today announced that Michael Welch will join the Company as its Senior Vice President and Chief Financial Officer effective August 9, 2021.

“Michael has spent over 20 years working in the automotive retail industry so he brings with him a deep understanding of the auto retail business along with broad experience in financial management, treasury, accounting and auditing, which will prove invaluable as we continue to execute on our five-year growth plan. I am very excited to have Michael join the Asbury Team,” said President & CEO David Hult.

Mr. Welch joins the Company from Group 1 Automotive, Inc. a NYSE-listed Fortune 500 automotive retailer with automotive dealerships and collision centers in the United States, United Kingdom and Brazil, where he served as the Vice President and Corporate Controller since June 2019. From June 2000 until June 2019, Mr. Welch held various other positions with GPI of increasing responsibility, where he gained extensive experience in treasury, financial reporting, financial planning and analysis and internal audit. Mr. Welch began his career at Price Waterhouse. Mr. Welch received his Bachelor of Business Administration from Oklahoma Baptist University, and is a Certified Public Accountant (CPA) in the State of Texas.

About Asbury Automotive Group, Inc.

Asbury Automotive Group, Inc. ("Asbury"), a Fortune 500 company headquartered in Duluth, GA, is one of the largest automotive retailers in the U.S. Asbury currently operates 91 dealerships, consisting of 112 franchises, representing 31 domestic and foreign brands of vehicles. Asbury also operates 25 collision repair centers. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.